                                                                     EXHIBIT 2.3

                                  EXHIBIT D-1

                        MASTER TECHNOLOGY OWNERSHIP AND
                               LICENSE AGREEMENT

                                    between

                            HEWLETT-PACKARD COMPANY

                                      and

                          AGILENT TECHNOLOGIES, INC.






                       Effective as of November 1, 1999

               MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................................................      1
    1.1    AFFILIATED COMPANY............................................................................      1
    1.2    AGILENT BUSINESS..............................................................................      1
    1.3    AGILENT OWNED TECHNOLOGY......................................................................      2
    1.4    AGILENT PRODUCTS..............................................................................      2
    1.5    AGILENT PRODUCTS DATABASE.....................................................................      2
    1.6    COPYRIGHTS....................................................................................      2
    1.7    DATABASE RIGHTS...............................................................................      2
    1.8    HP PRODUCTS...................................................................................      2
    1.9    IMPROVEMENTS..................................................................................      2
    1.10   INVENTION DISCLOSURE..........................................................................      3
    1.11   LICENSED AGILENT TECHNOLOGY...................................................................      3
    1.12   LICENSED HP TECHNOLOGY........................................................................      3
    1.13   MASK WORK RIGHTS..............................................................................      3
    1.14   MASTER SEPARATION AGREEMENT...................................................................      3
    1.15   PATENTS.......................................................................................      3
    1.16   PERSON........................................................................................      4
    1.17   SELL..........................................................................................      4
    1.18   SEPARATION DATE...............................................................................      4
    1.19   SUBSIDIARY....................................................................................      4
    1.20   TECHNOLOGY....................................................................................      4
    1.21   THIRD PARTY...................................................................................      5

ARTICLE II ALLOCATION OF OWNERSHIP.......................................................................      5
    2.1    ASSIGNMENT....................................................................................      5
    2.2    PRIOR GRANTS..................................................................................      5
    2.3    ASSIGNMENT DISCLAIMER.........................................................................      5
    2.4    COPIES IN ITS POSSESSION......................................................................      5

ARTICLE III LICENSE GRANTS...............................................................................      6
    3.1    LICENSE TO HP.................................................................................      6
    3.2    LICENSE TO AGILENT............................................................................      9
    3.3    HAVE MADE RIGHTS..............................................................................     11
    3.4    IMPROVEMENTS..................................................................................     12
    3.5    DURATION OF SUBLICENSES TO SUBSIDIARIES AND AFFILIATED COMPANIES..............................     12
    3.6    NO PATENT LICENSES............................................................................     12
    3.7    THIRD PARTY TECHNOLOGY........................................................................     12

                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE IV CONFIDENTIALITY...............................................................................     12

ARTICLE V TERMINATION....................................................................................     13
    5.1      VOLUNTARY TERMINATION.......................................................................     13
    5.2      SURVIVAL....................................................................................     13
    5.3      NO OTHER TERMINATION........................................................................     13

ARTICLE VI DISPUTE RESOLUTION............................................................................     13
    6.1      NEGOTIATION.................................................................................     13
    6.2      NONBINDING MEDIATION........................................................................     13
    6.3      PROCEEDINGS.................................................................................     14

ARTICLE VII LIMITATION OF LIABILITY......................................................................     14

ARTICLE VIII MISCELLANEOUS PROVISIONS....................................................................     14
    8.1      DISCLAIMER..................................................................................     14
    8.2      NO IMPLIED LICENSES.........................................................................     15
    8.3      INFRINGEMENT SUITS..........................................................................     15
    8.4      NO OTHER OBLIGATIONS........................................................................     15
    8.5      ENTIRE AGREEMENT............................................................................     15
    8.6      GOVERNING LAW...............................................................................     16
    8.7      DESCRIPTIVE HEADINGS........................................................................     16
    8.8      NOTICES.....................................................................................     16
    8.9      NONASSIGNABILITY............................................................................     16
    8.10     SEVERABILITY................................................................................     17
    8.11     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.......................................     17
    8.12     AMENDMENT...................................................................................     17
    8.13     COUNTERPARTS................................................................................     17


EXHIBIT A:   AFFILIATED COMPANIES

               MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

     This Master Technology Ownership and License Agreement (the "Agreement") is effective as of November 1, 1999 (the "Effective Date"), between Hewlett-Packard Company, a Delaware corporation ("HP"), having an office at 3000 Hanover Street, Palo Alto, California 94304, and Agilent Technologies, Inc., a Delaware corporation ("Agilent"), having an office at 3000 Hanover Street, Palo Alto, California 94304.

     WHEREAS, the Board of Directors of HP has determined that it is in the best interest of HP and its stockholders to separate HP's existing businesses into two independent businesses;

     WHEREAS, as part of the foregoing, HP and Agilent have entered into a Master Separation Agreement (as defined below), which provides, among other things, for the separation of certain Agilent assets and Agilent liabilities, the initial public offering of Agilent stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

     WHEREAS, also as part of the foregoing, HP desires to assign to Agilent ownership of certain technology and each party desires to license to the other party certain of its technology; and

     WHEREAS, also as part of the foregoing, the parties have also entered into an ICBD Technology Ownership and License Agreement (the "ICBD Technology Agreement") which provides for the ownership and licensing of certain integrated circuit technology.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

     1.1 AFFILIATED COMPANY. "Affiliated Company" means, with respect to HP, any entity in which HP holds a 50% or less ownership interest and that is listed on Exhibit A hereto and, with respect to Agilent, any entity in which Agilent holds a 50% or less ownership interest and that is listed on Exhibit A hereto; provided, however, that any such entity listed in Exhibit A shall be considered to be an Affiliated Company under this Agreement only if it agrees in writing to be bound by the terms and conditions of this Agreement. Exhibit A may be amended from time to time after the date hereof upon mutual consent of the parties.

     1.2 AGILENT BUSINESS. "Agilent Business" means (a) the business and operations of the following business entities of HP, as described in the IPO Registration Statement (as defined in the Master Separation Agreement): (i) the Test and Measurement Organization,
(ii) the Semiconductor Products Group, (iii) the Chemical Analysis Group, (iv) the Healthcare Solutions Group and (v) any related infrastructure organizations and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Agilent Business as then conducted.

     1.3 AGILENT OWNED TECHNOLOGY. "Agilent Owned Technology" means (i) all Technology associated with the development, design, testing, manufacture, maintenance, support, debugging, quality control, repair, use, marketing and sale of the products listed in the Agilent Products Database and the products developed or being developed primarily by the Agilent Business as of the Separation Date, (ii) all Technology developed or being developed primarily by the Agilent Business as of the Separation Date and (iii) all other Technology used exclusively by the Agilent Business.

     1.4 AGILENT PRODUCTS. "Agilent Products" means any and all products and services of the businesses in which Agilent or any of its Subsidiaries or Affiliated Companies is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Agilent, its Subsidiaries or Affiliated Companies is acting as a contract manufacturer or foundry for such Third Parties).

     1.5 AGILENT PRODUCTS DATABASE. "Agilent Products Database" means the Agilent Products Database, as it may be updated by the parties upon mutual agreement to add products as of the Separation Date.

     1.6 COPYRIGHTS. "Copyrights" mean (i) any copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof, (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (iii) moral rights under the laws of any jurisdiction.

     1.7 DATABASE RIGHTS. "Database Rights" means any rights in databases under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof.

     1.8 HP PRODUCTS. "HP Products" means any and all products and services of the businesses in which HP or any of its Subsidiaries or Affiliated Companies is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when HP, its Subsidiaries or Affiliated Companies is acting as a contract manufacturer or foundry for such Third Parties).

     1.9 IMPROVEMENTS. "Improvements" to Technology means (i) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship, (ii) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (iii) with respect to Mask Work Rights, trade secrets and other intellectual property rights included within the definition of Technology and not covered by Sections 1.9(i) - (ii) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

     1.10 INVENTION DISCLOSURE. "Invention Disclosure" means a disclosure of an invention (i) written for the purpose of allowing legal and business people to determine whether to file a Patent application with respect to such invention and (ii) recorded with a control number in the owning party's records.

     1.11 LICENSED AGILENT TECHNOLOGY.  "Licensed Agilent Technology" means any
Technology:

          (a) which, as of the Separation Date, Agilent or any Subsidiary or Affiliated Company of Agilent (i) owns or controls or (ii) otherwise has the right to grant any licenses of the type and on the terms herein granted to HP without the obligation to pay royalties or other consideration to Third Parties; and

          (b) which is known to or in the possession of HP or its Subsidiaries or Affiliated Companies as of the Separation Date.

     1.12 LICENSED HP TECHNOLOGY.  "Licensed HP Technology" means any
Technology:

          (a) which, as of the Separation Date, HP or any Subsidiary or Affiliated Company of HP (i) owns or controls or (ii) otherwise has the right to grant any licenses of the type and on the terms herein granted to Agilent without the obligation to pay royalties or other consideration to Third Parties; and

          (b) which is known to or in the possession of Agilent, its Subsidiaries or Affiliated Companies as of the Separation Date.

     1.13 MASK WORK RIGHTS. "Mask Work Rights" means (i) any rights in mask works, as defined in 17 U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and (ii) any foreign rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof.

     1.14 MASTER SEPARATION AGREEMENT. "Master Separation Agreement" means the Master Separation and Distribution Agreement between the parties.

     1.15 PATENTS. "Patents" means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations and extensions of any of the foregoing.

     1.16 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

     1.17 SELL. To "Sell" a product means to sell, transfer, lease or otherwise dispose of a product. "Sale" and "Sold" have the corollary meanings ascribed thereto.

     1.18 SEPARATION DATE. "Separation Date" means 12:01 a.m., Pacific Time, November 1, 1999 or such other date as may be fixed by the Board of Directors of HP.

     1.19 SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to HP and its Subsidiaries shall not include the subsidiaries of HP that will be transferred to Agilent after giving effect to the Separation (as defined in the Master Separation Agreement), including the actions taken pursuant to the Non-US Plan (as defined in the Master Separation Agreement). For example, if HP owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of HP but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of HP. For the avoidance of doubt, this definition of Subsidiary is different from the definition of Subsidiary in the Master Separation Agreement.

     1.20 TECHNOLOGY. "Technology" means technological models, algorithms, manufacturing processes, design processes, behavioral models, logic diagrams, schematics, test vectors, know-how, computer and electronic data processing and other apparatus programs and software (object code and source code), optical, hydraulic and fluidic apparatus and processes, medical chemical, biochemical, biological, macro-molecular and genetic compounds, processes, cell lines, detection and analytical devices, databases and documentation thereof, trade secrets, technical information, specifications, drawings, records, documentation, works of authorship or other creative works, websites, ideas, knowledge, data or the like. The term Technology includes Copyrights, Database Rights, Mask Work Rights, trade secrets and any other intellectual property right, but expressly does not include (i) any trademark, trade name, trade dress or service mark, or applications for registration thereof or (ii) any Patents or applications therefor, including any of the foregoing that may be based on Invention Disclosures that are covered by the Master Patent Ownership and Assignment Agreement between the parties, but does include trade secret rights in and to inventions disclosed in such Patent applications and Invention Disclosures. Notwithstanding the generality of the foregoing provisions of this
Section 1.20, however, the term "Technology" does not include ICBD Technology as such term is defined in the ICBD Technology Agreement.

     1.21 THIRD PARTY. "Third Party" means a Person other than HP and its Subsidiaries and Affiliated Companies and Agilent and its Subsidiaries and Affiliated Companies.

                                  ARTICLE II

                            ALLOCATION OF OWNERSHIP

     2.1 ASSIGNMENT. Subject to Sections 2.2 and 2.3 below, HP hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Agilent, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the Agilent Owned Technology, to be held and enjoyed by Agilent, its successors and assigns. HP further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Agilent all its (and their) right, title and interest in and to any and all causes of action and rights of recovery for past infringement of Copyrights, Database Rights and Mask Work Rights in and to the Agilent Owned Technology, and for past misappropriation of trade secrets in and to the Agilent Owned Technology. HP further covenants that HP will, without demanding any further consideration therefor, at the request and expense of Agilent (except for the value of the time of HP employees), do (and cause its Subsidiaries to
do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting Agilent's rights to such Agilent Owned Technology consistent with HP's general business practice as of the Separation Date, including but not limited to, execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by Agilent for each Copyright, Mask Work Right or Database Right jurisdiction.

     2.2 PRIOR GRANTS. Agilent acknowledges and agrees that the foregoing assignment is subject to any and all licenses or other rights that may have been granted by HP or its Subsidiaries with respect to the Agilent Owned Technology prior to the Separation Date. HP shall respond to reasonable inquiries from Agilent regarding any such prior grants.

     2.3 ASSIGNMENT DISCLAIMER. AGILENT ACKNOWLEDGES AND AGREES THAT THE FOREGOING ASSIGNMENTS ARE MADE ON AN "AS IS," QUITCLAIM BASIS AND THAT NEITHER HP NOR ANY SUBSIDIARY OR AFFILIATED COMPANY OF HP HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

     2.4 COPIES IN ITS POSSESSION. Notwithstanding the allocation of ownership in this Article II, each party has the right to retain copies of any Technology that it has in its possession as of the Separation Date.

                                  ARTICLE III

                                LICENSE GRANTS

     3.1  LICENSE TO HP.

          (a) Agilent grants (and agrees to cause its appropriate Subsidiaries or Affiliated Companies to grant) to HP the following personal, irrevocable, nonexclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.9 below) licenses:

               (i) under its and their Copyrights in and to the Licensed Agilent Technology, (A) to reproduce and have reproduced the works of authorship included in the Licensed Agilent Technology and Improvements thereof prepared by or for HP, in whole or in part, as part of HP Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Licensed Agilent Technology in order to create HP Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed Agilent Technology and Improvements thereof prepared by or for HP to the public by sale or other transfer of ownership or by rental, lease or lending, as part of HP Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Licensed Agilent Technology and Improvements thereof prepared by or for HP, as part of HP Products;

               (ii) under its and their Database Rights in and to the Licensed Agilent Technology, to extract data from the databases included in the Licensed Agilent Technology and to re-utilize such data to design, develop, manufacture and have manufactured HP Products and to Sell such HP Products that incorporate such data, databases and Improvements thereof prepared by or for HP;

               (iii) under its and their Mask Work Rights in and to the Licensed Agilent Technology, (A) to reproduce and have reproduced mask works and semiconductor topologies included in the Licensed Agilent Technology and embodied in HP Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.1(a)(iii)(A) and (B) above; and

               (iv) under its and their trade secrets and other intellectual property rights in and to the Licensed Agilent Technology (except the intellectual property rights excluded from the definition of Technology), to use the Licensed Agilent Technology and Improvements thereof prepared by or for HP to design, develop, manufacture and have manufactured HP Products and to Sell such HP Products .

          (b) Without limiting the generality of the foregoing licenses granted in Section 3.1(a) above, with respect to software included within the Licensed Agilent Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for HP to create HP Products, in source code and object code form, and to Sell such software and Improvements thereof made by or for HP, in source code and object code form, as part of HP Products; provided, however, that,

               (i) with respect to Agilent's software products that are commercially released as of the Separation Date, HP shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any HP Product Sold by HP to a Third Party. Any other rights of HP to Sell such commercially released software products of Agilent shall be solely as set forth in a separate written agreement. For purposes of this Section 3.1(b), a "commercially released" product shall mean a product that has been placed on an Agilent corporate price list or released by Agilent to Third Parties for beta testing; and

               (ii) with respect to Agilent software that is only used internally, HP recognizes that such software was not designed for use in products that are Sold to Third Parties and that Agilent has no obligation whatsoever to support such software. Accordingly, HP agrees to use reasonable care in selecting any such software for use in HP Products, taking into account that such software will be difficult to support.

          (c) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers and foundries manufacture HP Products for HP.

          (d) HP may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above as follows:

               (i) HP may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party and as described in Section 3.1(d)(iii) below; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming a Subsidiary;

               (ii) HP may grant sublicenses to its Affiliated Companies for so long as HP holds at least thirty percent (30%) ownership interest in the Affiliated Companies, with no right to grant further sublicenses other than, in the case of a sublicensed Affiliated Company, to the Affiliated Company's wholly owned subsidiaries and as described in Section 3.1(d)(iii) below; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming an Affiliated Company;

               (iii) HP may grant sublicenses with respect to HP Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers; and

               (iv) HP may grant sublicenses with respect to the relevant Licensed Agilent Technology to the Transferee (as defined below), in the event that HP transfers, after the

Separation Date, a going business (but not all or substantially all of its business or assets), provided that such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. Dollars ($10,000,000.00), regardless of whether such transfer is part of (A) an asset sale to any Third Party, (B) a sale of shares or securities in a Subsidiary or Affiliated Company to a Third Party such that (x) in the case of a Subsidiary, the Subsidiary ceases to be a Subsidiary, or in the case of an Affiliated Company, HP ceases to hold at least thirty percent (30%) of the outstanding shares or securities in such Affiliated Company and (y) the Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority, or (C) a sale of shares or securities in a Subsidiary or Affiliated Company to a Third Party such that (x) in the case of a Subsidiary, the Subsidiary ceases to be a Subsidiary, or in the case of an Affiliated Company, Agilent ceases to hold at least thirty percent (30%) of the outstanding shares or securities in such Affiliated Company and (y) no single Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such ex-Subsidiary or ex-Affiliated Company; provided that:

                    (1) the Transferee shall have no right to grant further sublicenses except as described in Section 3.1(d)(iii) above and except that the Transferee shall have the right to grant sublicenses to any Third Party at least eighty percent (80%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, directly or indirectly, owned by the Transferee, only for so long as such ownership exists;

                    (2) such sublicenses shall not come into effect unless and until such Transferee agrees in writing for the benefit of Agilent to be bound by the terms of this Agreement, including but not limited to the confidentiality obligations under Article IV;

                    (3) this Section 3.1(d)(iv) shall be excluded from such sublicense in any event; and

                    (4) HP shall give Agilent prompt written notice of any such sublicense and a copy of the portions of the relevant agreement between HP and such Transferee containing the sublicense terms.

                    (5) As used in this Section 3.1(d)(iv), "Transferee" in the case of Sections 3.1(d)(iv)(A) and (B) means the Third Party acquiring the going business or eighty percent (80%) of the Subsidiary or Affiliated Company and in the case of Section 3.1(d)(iv)(C) means the ex-Subsidiary or ex-Affiliated Company only.

                    (6) The licenses granted above to the Licensed Agilent Technology shall continue in perpetuity (or, in the case of Copyrights, Database Rights and Mask Work Rights, until the expiration of the term thereof).

     3.2  LICENSE TO AGILENT.

          (a) HP grants (and agrees to cause its appropriate Subsidiaries or Affiliated Companies to grant) to Agilent the following personal, irrevocable, nonexclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.9 below) licenses:

               (i) under its and their Copyrights in and to the Licensed HP Technology, (A) to reproduce and have reproduced the works of authorship included in the Licensed HP Technology and Improvements thereof prepared by or for Agilent, in whole or in part, as part of Agilent Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Licensed HP Technology in order to create Agilent Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed HP Technology and Improvements thereof prepared by or for Agilent to the public by sale or other transfer of ownership or by rental, lease or lending, as part of Agilent Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Licensed HP Technology and Improvements thereof prepared by or for Agilent, as part of Agilent Products;

               (ii) under its and their Database Rights in and to the Licensed HP Technology, to extract data from the databases included in the Licensed HP Technology and to re-utilize such data to design, develop, manufacture and have manufactured Agilent Products and to Sell such Agilent Products that incorporate such data, databases and Improvements thereof prepared by or for Agilent;

               (iii) under its and their Mask Work Rights in and to the Licensed HP Technology, (A) to reproduce and have reproduced mask works and semiconductor topologies included in the Licensed HP Technology and embodied in Agilent Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.2(a)(iii)(A) and (B) above; and

               (iv) under its and their trade secrets and other intellectual property rights in and to the Licensed HP Technology (except the intellectual property rights excluded from the definition of Technology), to use the Licensed HP Technology and Improvements thereof prepared by or for Agilent to design, develop, manufacture and have manufactured Agilent Products and to Sell such Agilent Products.

          (b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Licensed HP Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Agilent to create Agilent Products, in source code and object code form, and to Sell such software and Improvements thereof made by or for Agilent, in source code and object code form, as part of Agilent Products; provided, however, that,

               (i) with respect to HP's software products that are commercially released as of the Separation Date, Agilent shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any Agilent Product Sold by Agilent to a Third Party. Any other rights of Agilent to Sell such commercially released software products of HP shall be solely as set forth in a separate written agreement. For purposes of this Section 3.2(b), a "commercially released" product shall mean a product that has been placed on an HP corporate price list or released by HP to Third Parties for beta testing; and

               (ii) with respect to HP software that is only used internally, Agilent recognizes that such software was not designed for use in products that are Sold to Third Parties and that HP has no obligation whatsoever to support such software. Accordingly, Agilent agrees to use reasonable care in selecting any such software for use in Agilent Products, taking into account that such software will be difficult to support.

          (c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers and foundries manufacture Agilent Products for Agilent.

          (d) Agilent may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above as follows:

               (i) Agilent may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party and as described in Section 3.2(d)(iii) below; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming a Subsidiary;

               (ii) Agilent may grant sublicenses to its Affiliated Companies for so long as Agilent holds at least thirty percent (30%) ownership interest in the Affiliated Companies with no right to grant further sublicenses other than, in the case of a sublicensed Affiliated Company, to the Affiliated Company's wholly owned subsidiaries and as described in Section 3.2(d)(iii) below; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming an Affiliated Company;

               (iii) Agilent may grant sublicenses with respect to Agilent Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers; and

               (iv) Agilent may grant sublicenses with respect to the relevant Licensed HP Technology to the Transferee (as defined below), in the event that Agilent transfers, after the Separation Date, a going business (but not all or substantially all of its business or assets), provided that such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. Dollars ($10,000,000.00), regardless of whether such transfer is part of (A) an asset sale to any Third Party, (B) a sale of shares or securities in a Subsidiary or Affiliated Company to a Third Party such that (x) in the case of a Subsidiary, the Subsidiary ceases to be a

Subsidiary, or in the case of an Affiliated Company, Agilent ceases to hold at least thirty percent (30%) of the outstanding shares or securities in such Affiliated Company and (y) the Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority, or (C) a sale of shares or securities in a Subsidiary or Affiliated Company to a Third Party such that (x) in the case of a Subsidiary, the Subsidiary ceases to be a Subsidiary, or in the case of an Affiliated Company, Agilent ceases to hold at least thirty percent (30%) of the outstanding shares or securities in such Affiliated Company and (y) no single Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such ex-Subsidiary or ex-Affiliated Company; provided that:

                    (1) the Transferee shall have no right to grant further sublicenses except as described in Section 3.2(d)(iii) above and except that the Transferee shall have the right to grant sublicenses to any Third Party at least eighty percent (80%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, directly or indirectly, owned by the Transferee, only for so long as such ownership exists;

                    (2) such sublicenses shall not come into effect unless and until such Transferee agrees in writing for the benefit of HP to be bound by the terms of this Agreement including but not limited to the confidentiality obligations under Article IV;

                    (3) this Section 3.2(d)(iv) shall be excluded from such sublicense in any event; and

                    (4) Agilent shall give HP prompt written notice of any such sublicense and a copy of the portions of the relevant agreement between Agilent and such Transferee containing the sublicense terms.

                    (5) As used in this Section 3.2(d)(iv), "Transferee" in the case of Sections 3.2(d)(iv)(A) and (B) means the Third Party acquiring the going business or eighty percent (80%) of the Subsidiary or Affiliated Company and in the case of Section 3.2(d)(iv)(C) means the ex-Subsidiary or ex-Affiliated Company only.

          (e) The licenses granted above to the Licensed HP Technology shall continue in perpetuity (or, in the case of Copyrights, Database Rights and Mask Work Rights, until the expiration of the term thereof).

     3.3 HAVE MADE RIGHTS. Each party understands and acknowledges that the "have made" rights granted to it in Section 3.1 or 3.2, as applicable, and the sublicenses of such "have made" rights granted pursuant to Sections 3.1(d)(i) and (ii) and 3.2(d)(i) and (ii), as applicable, are intended to cover only the products of such party, its Subsidiaries and Affiliated Companies (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that such party may undertake through Third Parties for Third Parties.

     3.4 IMPROVEMENTS. As between the parties, after the Separation Date, Agilent hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Licensed HP Technology made by or for Agilent in the exercise of the licenses granted to it hereunder, subject only to the ownership of HP in the underlying Licensed HP Technology, and HP hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Licensed Agilent Technology made by or for HP in the exercise of the licenses granted to it hereunder, subject only to the ownership of Agilent in the underlying Licensed Agilent Technology. Neither party shall have any obligation under this Agreement to notify the other party of any Improvements made by or for it or to disclose or license any such Improvements to the other party.

     3.5 DURATION OF SUBLICENSES TO SUBSIDIARIES AND AFFILIATED COMPANIES. A sublicense to a particular Subsidiary or Affiliated Company of a party hereto granted pursuant to Section 3.1(d)(i) or (ii) or 3.2(d)(i) or (ii) shall terminate upon the date that, in the case of a Subsidiary of a party, such Subsidiary ceases to be a Subsidiary of such party, or, in the case of an Affiliated Company of a party, such party ceases to hold at least a thirty percent (30%) ownership interest in such Affiliated Company; provided, however, that such cessation shall not affect such party's rights to grant further sublicenses to such terminated Subsidiary or Affiliated Company as set forth in
Section 3.1(d)(iv) or 3.2(d)(iv) above. In the event that, at the time of such cessation, such Subsidiary or Affiliated Company owns any Technology to which the other party is licensed, such license shall continue for the term thereof.

     3.6 NO PATENT LICENSES. Nothing contained in this Agreement shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable licenses granted between HP and Agilent with respect to Patents are set forth in a separate Master Patent Ownership and License Agreement.

     3.7 THIRD PARTY TECHNOLOGY. The assignment of any applicable license agreements with respect to Third Party Technology are set forth in a separate General Assignment and Assumption Agreement between the parties.

                                  ARTICLE IV

                                CONFIDENTIALITY

     The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                   ARTICLE V

                                  TERMINATION

     5.1 VOLUNTARY TERMINATION. By written notice to the other party, each party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Technology, product or service.

     5.2 SURVIVAL. Any voluntary termination of licenses and rights of a party under Section 5.1 shall not affect such party's licenses and rights with respect to any licensed product made or service furnished prior to such termination, and shall not affect the licenses and rights granted to the other party hereunder.

     5.3 NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder or of any other provision hereof shall be, subject to the requirements of Article VI, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

                                  ARTICLE VI

                              DISPUTE RESOLUTION

     6.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 6.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

     6.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen
(15) days after the first meeting of the second tier negotiating teams under
Section 6.1, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American

Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 6.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

     6.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 6.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 6.1 and 6.2 during the course of such litigation proceedings under this Section 6.3.

                                  ARTICLE VII

                            LIMITATION OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT DAMAGES FOR INFRINGEMENT AVAILABLE TO EITHER PARTY UNDER APPLICABLE LAW IN THE EVENT OF BREACH BY THE OTHER PARTY OF SECTIONS 3.1(a) OR 3.2(a) AND SHALL NOT LIMIT EACH PARTY'S OBLIGATIONS EXPRESSLY ASSUMED IN EXHIBIT K OF THE MASTER SEPARATION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

     8.1 DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER IS LICENSED OR PROVIDED ON AN "AS IS" BASIS, AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES OR AFFILIATED COMPANIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT

LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, neither party nor any of its Subsidiaries or Affiliated Companies makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other intellectual property right of any Third Party.

     8.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Agilent Technology and the Licensed HP Technology. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Licensed Agilent Technology and the Licensed HP Technology), except as specifically provided herein.

     8.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any Copyrights, Database Rights or Mask Work Rights or misappropriation of any trade secret rights in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology assigned or licensed to the other party hereunder infringes any Patent, Copyright, Database Right, Mask Work Right or other intellectual property right of any Third Party or constitutes a misappropriated trade secret of any Third Party. HP shall not have any right to institute any action or suit against Third Parties for infringement of any of the Copyrights, Database Rights or Mask Work Rights in or to the Licensed Agilent Technology and Agilent shall not have any right to institute any action or suit against Third Parties for infringement of any of the Copyrights, Database Rights or Mask Work Rights in or to the Licensed HP Technology.

     8.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries or Affiliated Companies, is obligated to provide any technical assistance.

     8.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements (as defined in the Master Separation Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. This Agreement shall prevail in the event of any conflicting terms or legends which may appear on any portion of the Agilent Owned Technology, Licensed Agilent Technology or Licensed HP Technology. To the extent there is a conflict between this Agreement and the Master Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     8.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

          if to HP:

                         c/o Hewlett-Packard Company
                         3000 Hanover Street
                         Palo Alto, CA 94304
                         Attention: Associate General Counsel and
                                    Director of Intellectual Property
                         Telecopy:  (650) 852-8194

          if to Agilent:

                         c/o Agilent Technologies, Inc.
                         3000 Hanover Street
                         Palo Alto, CA 94304
                         Attention: Assistant General Counsel and
                                    Director of Intellectual Property
                         Telecopy:  (650) 813-3095

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 8.8, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

     8.9 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a Person that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     8.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a nonappealable decision of a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     8.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     8.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

     WHEREFORE, the parties have signed this Master Technology Ownership and License Agreement effective as of the date first set forth above.

HEWLETT-PACKARD COMPANY               AGILENT TECHNOLOGIES, INC.

By: /s/ Ann O. Baskins                By: /s/ Craig Nordlund
    --------------------------            ----------------------------
Name: Ann O. Baskins                  Name: Craig Nordlund
      ------------------------              --------------------------
Title: Associate General              Title: Senior Vice President,
       -----------------------               -------------------------
        Counsel and Assistant                 General Counsel and
        Secretary                             Secretary




     [Signature Page to Master Technology Ownership and License Agreement]

                                   EXHIBIT A
             TO MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

                             AFFILIATED COMPANIES


1.   HP Affiliated Companies
     -----------------------

     ImagineCard

     Idea LLC

     Intria-HP

     Intria-HP Potomac

     Ericsson-HP Telecom (Sweden)

     Ericsson-HP Telecom (France)

     Hua-Pua

     Putial Ome

     PT Berka Services

     Liquidity Management Group

     Hugin Expert

     Syc

     Sopura Systems


2.   Agilent Affiliated Companies
     ----------------------------

     Chartered Semiconductor Partners Singapore

     LumiLEDS